Exhibit 3.1

WASHINGTON REAL ESTATE INVESTMENT TRUST

ARTICLES OF AMENDMENT

Washington Real Estate Investment Trust, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: The Trust desires to amend the Articles of Amendment and Restatement of the Trust (the “Declaration of Trust”) as currently in effect.

SECOND: The Declaration of Trust is hereby amended by deleting therefrom in its entirety the first paragraph of Section 5.2 of Article V and inserting in lieu thereof a new first paragraph of Section 5.2 to read as follows:

The number of Trustees of the Trust shall be eight (8), which number may be increased or decreased only by the Board pursuant to the Bylaws. Until the 2019 annual meeting of shareholders, the Trustees of the Trust shall be divided into more than one class, reflecting the classified board structure that was in existence prior to the 2017 annual meeting of shareholders, with the Trustees of each class serving for a term expiring at the annual meeting of shareholders held during the third (3rd) year after election (except as set forth in this Section 5.2) and until their successors shall have been duly elected and shall have qualified or until their earlier removal or resignation. At the 2017 annual meeting of shareholders, the Trustees who shall be elected at the 2017 annual meeting to fill the trusteeships held by Trustees whose terms expire at the 2017 annual meeting shall be elected for one-year terms expiring at the 2018 annual meeting of shareholders; at the 2018 annual meeting of shareholders, the Trustees who shall be elected at the 2018 annual meeting to fill the trusteeships held by Trustees whose terms expire at the 2018 annual meeting shall be elected for one-year terms expiring at the 2019 annual meeting of shareholders; at the 2019 annual meeting of shareholders, the terms of all Trustees shall expire and at such annual meeting, and at each annual meeting thereafter, all Trustees shall be elected for one-year terms expiring at the next annual meeting. Each Trustee elected at the 2017 annual meeting of shareholders shall serve a one-year term as provided in this Section 5.2 notwithstanding that the Articles effecting these amendments to declassify the Board of Trustees as provided herein may be filed with the Department after the 2017 annual meeting of shareholders at which such Trustee was elected and these amendments were adopted by the shareholders. The names of the seven (7) current Trustees who shall serve until the expiration of their respective terms for which they were elected, and until their successors are duly elected and qualified or until their earlier removal or resignation, and the year in which the current term of each such trustee shall expire are:

Edward S. Civera	(Term to expire in 2017)
Benjamin S. Butcher	(Term to expire in 2017)

Charles T. Nason	(Term to expire in 2018)
Thomas H. Nolan, Jr.	(Term to expire in 2018)
Anthony L. Winns	(Term to expire in 2018)

William G. Byrnes	(Term to expire in 2019)
Paul T. McDermott	(Term to expire in 2019)

THIRD: The Declaration of Trust is hereby amended by replacing “and (e)” in Section 8.2 with the following language “(e) amendment of the Bylaws in accordance with terms thereof; and (f).”

FOURTH: The foregoing amendments to the Declaration of Trust have been duly advised by the Board of Trustees of the Trust and approved by the shareholders of the Trust as required by law.

FIFTH: There has been no increase in the authorized shares of beneficial interest of the Trust effected by the amendments to the Declaration of Trust as set forth above.

SIXTH: These Articles of Amendment shall be effective upon filing with the Department.

SEVENTH: The undersigned acknowledges these Articles of Amendment to be the trust act of the Trust and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in al material respects and that this statement is made under the penalties for perjury.

[Signature Page Follows]

IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to be its Secretary on this 2nd day of June, 2017.

WASHINGTON REAL ESTATE
INVESTMENT TRUST

By:	/s/ Paul T. McDermott
Name: Paul T. McDermott
Title: President and Chief Executive Officer

By:	/s/ Taryn D. Fielder
Name: Taryn D. Fielder
Title: Senior Vice President, General Counsel
And Corporate Secretary